COEUR D'ALENE MINES CORPORATION AND SUBSIDIARIES

                                  EXHIBIT 11

            STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS

                                                  Three Months Ended
                                                       June 30
                                                 1995            1994
                                            -------------------------------
Primary Earnings Per Share:
  Average shares outstanding                  15,598,198      15,354,627
  Net effect of dilutive stock
     options-based on the treasury
     stock method using average
     market price                                 15,490
                                            -------------   -------------
                                              15,613,687      15,354,627
                                            =============   =============

  Income from continuing operations         $  1,238,995    $ (1,560,380)
  Income from discontinued operations          2,168,533         225,581
                                            -------------   -------------
  Net Income                                $  3,407,528    $ (1,334,799)

  Per share amounts:
  Earnings from continuing operations       $        .08    $       (.10)
  Earnings from discontinued operations              .14             .01
                                            -------------   -------------
      Earnings per share                    $        .22    $       (.09)
                                            =============   =============

Fully diluted Earnings Per Share:
  Average shares outstanding                  15,598,198
  Net effect of dilutive stock
     options-based on the treasury
     stock method using average
     market price                                 15,490
   Assumed conversion of 6%
     convertible bonds                         1,923,077
   Assumed conversion of 7%
     convertible bonds                         4,783,163
   Assumed conversion of 6 3/8%
     convertible bonds                         3,816,794
                                            -------------
                                              26,136,722
                                            =============
  Net income                                $  1,238,998
  Add 6% convertible bond
     interest net of federal
     income tax effect                           514,083
  Add 7% convertible bond
     interest net of federal
     income tax effect                           911,332
  Add 6 3/8% convertible bond
     interest net of federal
     income tax effect                         1,104,075
  Less adjustment for capitalized
     interest                                   (913,258)
  Income from continuing operations            2,855,230
  Income from discontinued operations          2,168,531
                                            -------------
  Net income                                $  5,023,761
                                            =============

  Per share amounts:
  Earnings from continuing operations       $        .11
  Earnings from discontinued operations              .08
                                            -------------
      Earnings per share                    $        .19